Exhibit 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) of IKON Office Solutions, Inc. pertaining to the 2000 IKON Office Solutions, Inc. Employee Stock Option Plan of our report dated October 25, 1999 (except for the first paragraph of note 8, as to which the date is November 24, 1999 and the third paragraph of note 4, as to which the date is December 9,
1999) with respect to the consolidated financial statements and schedule of IKON Office Solutions, Inc. and subsidiaries as of September 30, 1999 and for each of the two years in the period ended September 30, 1999 included in its Annual Report (Form 10-K) for the fiscal year ended September 30, 2000, filed with the Securities and Exchange Commission.




                                        /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
September 17, 2001